Exhibit 10.3b

Vulcan Inc.
505 Union Station
505 Fifth Avenue South
Suite 900
Seattle, WA 98104

June 30, 2003

Charter Communications VII, LLC
CCO Holdings, LLC
12405 Powerscourt Drive
St. Louis, MO 63131

Ladies and Gentlemen:

               Reference is made to the Commitment Letter (the “Commitment Letter”) dated as of April 14, 2003 between Vulcan Inc. (“Vulcan”) and Charter Communications VII, LLC. Capitalized terms used but not defined herein have the meanings assigned to them in the Commitment Letter.

               Extension of Termination Date

               The terms of the Commitment Letter provide that Vulcan’s commitment is subject to the negotiation, execution and delivery on or before June 30, 2003 (the “Original Documentation Date”) of the Definitive Documentation reasonably satisfactory to Vulcan and its counsel. You have requested that Vulcan extend the Original Documentation Date to March 31, 2004 (the “New Documentation Date”). Vulcan hereby agrees to extend the Original Documentation Date to the New Documentation Date subject to the terms and conditions of this letter agreement (“Letter Agreement”). Except as modified by this Letter Agreement, the terms of the commitment Letter remain in effect.

               Facility Fee

               The Commitment Letter provides that an amount equal to $3,000,000 of the Facility Fee (1% of $300,000,000 (the “Commitment Amount”)) would be earned upon execution of the Definitive Documentation and would be payable in equal quarterly installments, commencing on the execution of the Definitive Documentation and ending on the third anniversary of the date of the Commitment Letter. As consideration for Vulcan’s extension of the Original Documentation Date pursuant hereto, such $3,000,000 shall instead be earned on the date hereof by Vulcan and shall be payable by you to Vulcan or its designee in twelve equal installments on the last day of June, September, December and March in each year (or, if any such day is not a Business Day, the next succeeding Business Day), commencing on the date hereof and ending on March 30, 2006; provided, that the first installment of such facility fee may be paid on July 1, 2003. For purposes herein, “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City or Dallas, Texas are authorized or required by law to close.

               Extension Fee

               As Consideration for Vulcan’s extension of the original Documentation Date pursuant hereto, you agree to pay to Vulcan or its designee an extension fee, accruing from the date hereof through and including the earlier of the date that (i) the commitments under the Commitment Letter are terminated by you in writing to Vulcan or expire pursuant to its terms or (ii) the execution and delivery of Definitive Documentation reasonably satisfactory to Vulcan and its counsel. The amount of the extension fee shall equal 0.50% per annum of the Commitment Amount (computed on the basis of the actual number of days elapsed in a year of 360 days). The extension fee shall be payable in arrears on the last day of March, June, September and December in each year and on such date of termination or expiration or such date of execution and delivery of Definitive Documentation (or, if such day is not a Business Day, the next succeeding Business Day), commencing on the earliest of (A) September 30, 2003, (B) such date of termination or expiration or (C) such date of execution and delivery of Definitive Documentation. For the avoidance of doubt, the parties understand that the extension fee shall be superseded in its entirety by the Commitment Fee referenced in the Term Sheet upon the execution and delivery of Definitive Documentation reasonably satisfactory to Vulcan and its counsel and that no such Commitment Fee is due prior to the execution and delivery of the Definitive Documentation.

               Out-of-Pocket Expenses

               As set forth in the Commitment Letter, you agree to reimburse Vulcan and its affiliates on demand for all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) incurred prior to and hand including the date hereof in connection with the Facility and any related documentation (including this Letter Agreement, the Commitment Letter, the Term Sheet and the Definitive Documentation); provided, that such expenses to be reimbursed incurred through the date of execution of the Definitive Documentation shall not exceed $l,000,000.

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               This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Letter Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

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               If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by (i) returning to us an executed counterpart hereof not later than 6:00 p.m., Pacific Standard Time, on June 30, 2003 and (ii) paying the first installment of the facility fee no later than July 1, 2003. Vulcan’s commitment under the Commitment Letter will expire (i) on June 30, 2003 pursuant to its terms in the event Vulcan has not received such executed counterpart or (ii) on July 1, 2003 pursuant to its terms in the event Vulcan has not received such executed counterpart and the first installment of the facility fee, in each case, in accordance with the immediately preceding sentence.

Very truly yours,

VULCAN INC.

By:	/s/ Jody Patton Name: Title:

Accepted and agreed to as of the date first written above by:

CHARTER COMMUNICATIONS VII, LLC

By:	/s/ Steven A Schumm Name: Steven A Schumm Title: EVP — interim CFO

CCO HOLDINGS, LLC

By:	/s/ Steven A Schumm Name: Steven A Schumm Title: EVP – interim CFO